Exhibit 10.2

SECURED PROMISSORY NOTE

U.S. $180,000.00	December 31, 2015

FOR VALUE RECEIVED, Cabinet Grow, Inc., a Nevada corporation (“Borrower”), promises to pay in lawful money of the United States of America to the order of Tonaquint, Inc., a Utah corporation, or its successors or assigns (“Lender”), the principal sum of $180,000.00, together with all other amounts due under this Secured Promissory Note (this “Note”). This Note is issued pursuant to that certain Membership Interest Purchase Agreement of even date herewith between Borrower and Lender (the “Purchase Agreement”).

1.  PAYMENT. Borrower shall pay to Lender the entire outstanding balance of this Note on or before the date that is six (6) months from the date hereof. Borrower will make all payments of sums due hereunder via wire transfer of immediately available funds to such account as designated by Lender, or at such other place as Lender may designate in writing. Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs and late charges, then to accrued interest and finally to principal.

2.  INTEREST. Interest shall accrue on the unpaid principal balance of this Note at the rate of six percent (6%) per annum, simple interest, until the outstanding balance of this Note has been paid in full; provided, however, that upon the occurrence of an Event of Default (as defined below), the outstanding balance of this Note shall bear interest at the lesser of the rate of eighteen percent (18%) per annum or the maximum rate permitted by applicable law, compounding daily and calculated on the basis of a 360-day year, from the date the applicable Event of Default occurred until paid.

3.  PREPAYMENT. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments of less than all principal, fees and interest outstanding will not, unless agreed to by Lender in writing, relieve Borrower of any of Borrower’s obligations hereunder.

4.  SECURITY. This Note is secured by that certain Membership Interest Pledge Agreement of even date herewith (the “Pledge Agreement”) executed by Borrower in favor of Lender with respect to all of Borrower’s outstanding equity interest in Quasar, LLC, a Utah limited liability company, as more specifically set forth in the Pledge Agreement, all the terms and conditions of which are hereby incorporated into and made a part of this Note. This Note is also secured by a first position Deed of Trust, Security Agreement and Financing Statement (the “Trust Deed”) of even date herewith in favor of Lender encumbering a certain parcel of real property located in Midland County, Texas, as more specifically set forth in the Trust Deed, all the terms and conditions of which are hereby incorporated and made a part of this Note.

5.  NON-RECOURSE OBLIGATION. Notwithstanding the foregoing or anything to the contrary herein or in the Pledge Agreement or the Trust Deed, this Note shall be a non-recourse obligation of Borrower, such that following any foreclosure of the collateral pursuant to the Pledge Agreement or the Trust Deed, Borrower shall not be liable to Lender for any deficiency.

6.  EVENT OF DEFAULT. The occurrence and continuance of any of the following shall constitute an “Event of Default” under this Note:

6.1.  Failure to Pay. Borrower shall fail to pay when due, whether at stated maturity, upon acceleration or otherwise, any principal or interest payment, or any other payment required under the terms of this Note on the date due.

6.2.  Breaches of Covenants. Borrower or any other person or entity fails to comply with or to perform when due any other term, obligation, covenant, or condition contained in this Note or in any instrument given to secure the payment of the obligations evidenced by this Note, the Purchase Agreement, the Pledge Agreement, the Trust Deed, or any agreement entered into in connection with the Purchase Agreement (the “Loan Documents”)

6.3.  Representations and Warranties. Any representation or warranty made by Borrower to Lender in the Loan Documents, or any related agreement shall be false, incorrect, incomplete or misleading in any material respect when made or furnished.

6.4.  Voluntary Bankruptcy or Insolvency Proceedings. Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, or (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it.

6.5.  Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator, or custodian of Borrower or of all or a substantial part of its property, or an involuntary case or other proceedings seeking liquidation, reorganization, or other relief with respect to Borrower or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement.

6.6.  Government Action. If any governmental or regulatory authority takes or institutes any action that will materially affect Borrower’s financial condition, operations or ability to pay or perform Borrower’s obligations under this Note.

6.7.  Judgment. A judgment or judgments for the payment of money in excess of the sum of $100,000.00 in the aggregate shall be rendered against Borrower and either (i) the judgment creditor executes on such judgment or (ii) such judgment remains unpaid or undischarged for more than sixty (60) days from the date of entry thereof or such longer period during which execution of such judgment shall be stayed during an appeal from such judgment.

6.8.  Attachment. Any execution or attachment shall be issued whereby any substantial part of the property of Borrower shall be taken or attempted to be taken and the same shall not have been vacated or stayed within thirty (30) days after the issuance thereof.

7.  ACCELERATION; REMEDIES. At any time following the occurrence of an Event of Default (other than an Event of Default referred to in Sections 6.4 and 6.5), Lender may, by written notice to Borrower, declare all unpaid principal, plus all accrued interest and other amounts due hereunder to be immediately due and payable at the Mandatory Default Amount (as defined below) without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Sections 6.4 and 6.5, immediately and without notice, all outstanding unpaid principal, plus all accrued interest and other amounts due hereunder shall automatically become immediately due and payable at the Mandatory Default Amount, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Lender may exercise any other right, power or remedy permitted to it by law, either by suit in equity or by action at law, or both. For purposes hereof, the term “Mandatory Default Amount” means an amount equal to 125% of the outstanding balance of this Note as of the date the applicable Event of Default occurred, plus all interest, fees, and charges that may accrue on such outstanding balance thereafter.

8.  UNCONDITIONAL OBLIGATION; NO OFFSET. Borrower acknowledges that this Note is an unconditional, valid, binding and enforceable obligation of Borrower not subject to offset, deduction or counterclaim of any kind. Borrower hereby waives any rights of offset it now has or may have hereafter against Lender, its successors and assigns, and agrees to make all payments due hereunder in accordance with the terms of this Note.

9.  NO USURY. Notwithstanding any other provision contained in this Note or in any instrument given to evidence the obligations evidenced hereby: (a) the rates of interest and charges provided for herein and therein shall in no event exceed the rates and charges which result in interest being charged at a rate equaling the maximum allowed by law; and (b) if, for any reason whatsoever, Lender ever receives as interest in connection with the transaction of which this Note is a part an amount which would result in interest being charged at a rate exceeding the maximum allowed by law, such amount or portion thereof as would otherwise be excessive interest shall automatically be applied toward reduction of the unpaid principal balance then outstanding hereunder and not toward payment of interest.

10.   ATTORNEYS’ FEES. If this Note is placed in the hands of an attorney for collection or enforcement prior to commencing arbitration or legal proceedings, or is collected or enforced through any arbitration or legal proceeding, or Lender otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note, then Borrower shall pay the costs incurred by Lender for such collection, enforcement or action including, without limitation, attorneys’ fees and disbursements.

11.   GOVERNING LAW; VENUE. This Note shall be construed and enforced in accordance with the internal laws of the State of Utah, irrespective of its choice of law principles. Borrower further agrees to subject itself to the exclusive jurisdiction of the courts of the State of Utah and agrees to commence and maintain any lawsuit related to this Note in such courts.

12.   WAIVERS. Borrower hereby waives presentment, notice of nonpayment, notice of dishonor, protest, demand and diligence.

13.   LOSS OR MUTILATION. On receipt by Borrower of evidence reasonably satisfactory to Borrower of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction of this Note, on delivery of an indemnity agreement reasonably satisfactory in form and amount to Borrower or, in the case of any such mutilation, on surrender and cancellation of such Note, Borrower at its expense will execute and deliver, in lieu thereof, a new Note of like tenor.

14.   AMENDMENT AND WAIVER. This Note and its terms and conditions may be amended, waived or modified only in writing by Borrower and Lender.

15.   SEVERABILITY. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted and the balance of this Note shall remain in full force and effect.

16.   ASSIGNMENTS. Borrower may not assign this Note without the prior written consent of Lender. This Note may be offered, sold, assigned or transferred by Lender without the consent of Borrower.

17.   FINAL NOTE. This Note, together with the other Loan Documents, contains the complete understanding and agreement of Borrower and Lender and supersedes all prior representations, warranties, agreements, arrangements, understandings, and negotiations. THIS NOTE, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY ALLEGED PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

18.   Waiver of Jury Trial. BORROWER IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING UNDER COMMON LAW OR ANY APPLICABLE STATUTE, LAW, RULE OR REGULATION. FURTHER, BORROWER ACKNOWLEDGES THAT IT KNOWINGLY AND VOLUNTARILY IS WAIVING SUCH PARTY’S RIGHT TO DEMAND TRIAL BY JURY.

19.   TIME IS OF THE ESSENCE. Time is of the essence of this Note and each and every provision hereof in which time is an element.

20.   LIQUIDATED DAMAGES. Lender and Borrower agree that in the event Borrower fails to comply with any of the terms or provisions of this Note, Lender’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Lender and Borrower agree that any fees, balance adjustments, default interest or other charges assessed under this Note are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages.

21.   MISCELLANEOUS. The rights and remedies of Lender are cumulative and not alternative. The makers, sureties, guarantors, and endorsers of this Note severally waive presentment for payment, protest, demand, notice of dishonor, and notice of nonpayment, and expressly agree that this Note, or any payment under this Note, may be extended without notice from time to time by Lender without in any way affecting the liability of the parties. This Note shall be the joint and several obligation of all makers, sureties, guarantors, and endorsers, and shall be binding upon their respective heirs, personal representatives, successors, and assigns. In the event that any undersigned is a partnership, limited liability company, or corporation, each person executing this instrument on behalf of the entity represents and warrants on behalf of the entity to Lender that this Note and each instrument signed in the name of the entity and delivered to secure the obligations evidenced by this Note is in all respects binding upon the entity as an act and obligation of the partnership, limited liability company, or corporation, as the case may be. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party. The word “including” shall be non-exclusive and shall be interpreted as “including, but not limited to.”

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IN WITNESS WHEREOF, Borrower has caused this Note to be issued as of the date first set forth above.

BORROWER:

Cabinet Grow, Inc.

By:	/s/ Samuel May
Name:	Samuel May
Title:	Chief Executive Officer